Exhibit 10.4

PRIVATE LOAN AGREEMENT

In the city of Valencia, 7th of January 2022

GATHERED

Mr. LUIS ARRECHEA MIQUELARENA, of legal age of Spanish nationality, domiciled for these purposes at Calle Cuatro Esquinas, 4500 casa 32 - La Serena - Chile and with DNI 24907131-S

Mr. JESUS MARTI SEGUI, of legal age, of Spanish nationality, divorced, resident of 46520 Puerto Sagunto (Valencia), calle Manzano, 1-11 and with DNI 29170236-A

I N A T T E N D A N C E

The first in his capacity as administrator and sole shareholder of the company called PREFABRICADOS TAMBILLOS SpA, S.L., incorporated in Chile, on November 18, 2018, before the Coquimbo notary Mr. Axel Slobadan Biskupovic Heredia, Alternate Notary Public of the Holder Mr. Mariano Torrealba Ziliani, number 3,500 of his protocol, with address in Coquimbo, Calle Bilbao 451 and RUT 76.954.728-2. Registered in the Registry of Commerce of the Coquimbo Real Estate Registrar on page 796 No. 378 of the year 2018.

The second in his capacity as administrator of the company called CYMPRO RESIDENCIAL, S.L incorporated in Sagunto, on 09/06/2021, before the Sagunto notary Mr. FRANCISCO BAÑON SABATER, number 1989 of his protocol, with address at 46520-Puerto Sagunto , Calle Manzano, 1-11 and CIF B16856619. Registered in the Mercantile Registry of the province of Valencia in volume 11061, page 179, page number V-200404

The parties are recognized as having sufficient legal capacity to contract and be bound and for this purpose, freely and spontaneously, hereby agree to enter into a private loan contract, in accordance with the following

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C L A U S E S

FIRST. Object. By this contract, Mr. LUIS ARRECHEA MIQUELARENA, in the representation that he holds on behalf of the company PREFABRICADOS TAMBILLOS SpA -hereinafter lender-, undertakes to lend to the company CYMPRO RESIDENCIAL,, S.L. -hereinafter borrower-, the amount of ONE MILLION SIX HUNDRED THOUSAND EUROS € EUROS (//1,600,000.00.- €//.), which will be delivered one or successive times, throughout the delivery period between today and the date of completion of the works that the lender intends to undertake with this financing and that, at most, will have a duration of eighteen months, by bank transfer to the account owned by the borrower, or the one that is subsequently designated, with the purpose of that the borrower uses it for the PROMOTION, CONSTRUCTION AND MARKETING OF A RESIDENTIAL BUILDING, COMMERCIAL PREMISES AND GARAGES, in the city of Valencia (Spain), calle La Florista, number 3-5 and for the PROMOTION AND COMMERCIAL SALIZATION OF A BUILDING OF DWELLINGS, COMMERCIAL PREMISES AND GARAGES, in Puerto Sagunto, calle Padre Claret, 16-18

The loan agreed between the borrower and the lender has the unanimous approval of the extraordinary General Meeting of partners of each of the entities involved, held at the registered office of each of them, prior to the signing of this document and of which the appropriate minutes have been raised, signed by all the partners of the same. In particular, with respect to the lending entity, this agreed loan has the prior approval and consent of its only partner and shareholder, who signs this instrument.

SECOND. Type of interest. The loaned amount will accrue an annual interest of ONE AND A HALF percent (1.5%), payable for annuities due, counting from the date of granting the loan. However, the first interest payment will be made, once the works are completed, by calendar quarters, maturing on the last day of each quarter.

THIRD. Term and amortization. The amount is loaned for a term of TEN YEARS, with DECEMBER 31, 2031 being set as the due date, the date on which the borrower must pay the lender the principal of the loan plus the accrued interest pending settlement. The borrower undertakes to pay the amount owed to the lenders in the established period of time and in the terms and amounts agreed upon.

Deficiencies. A grace period is established until December 31, 2023. Period in which you are not obliged to return the capital quota.

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Loan amortization. The loan will be amortized for quarterly periods, maturing on the last day of each calendar quarter, in accordance with the amortization table attached as an annex to this contract, which may be adjusted to the amount of capital actually lent or to the amount resulting at the time of practice. liquidation.

Early amortization. The loan granted to the debtor is to finance the promotion of a building under construction that consists of a certain number of registered properties (homes, garages and commercial premises), therefore, as each of the built is completed, the debtor agrees to partially repay the principal of the loan in the amount resulting from multiplying the amount of the total loan granted by the coefficient of participation that the transferred property has over the total built property. Said partial amortization must be liquidated within thirty days following the date of deed of the property transferred

FOURTH. Breach. If the debtor fails to meet any of the indicated terms upon expiration, the creditor may claim late-payment interest at the Euribor rate plus six percent percentage points and for the time that elapses from the expiration date of the term to the date of the payment of the same, without prejudice to proceed judicially in executive way in accordance with the provisions of article 1429 of the Civil Procedure Law. For this purpose, both parties agree that the liquid and payable amount will be the one that the Lender certifies as the amount pending payment based on the possible partial refunds that may have originated.

FIFTH. Advanced expiration date. The repayment terms of the loan will be understood to have expired in the cases of dissolution and/or liquidation, suspension of payments or bankruptcy of the company and the creditor has the right to claim whatever is owed to him for all concepts.

SIXTH. Expenses and taxes. The expenses of this document, of any kind, are borne by the debtor, including those originating from the creditor in the event of a legal claim, Lawyer and Solicitor.

Likewise, the debtor agrees to pay any applicable tax, rate and/or contribution, both in Chile and in Spain, regarding the amounts contributed by the lender or the reimbursements to be made by the borrower for the principal of the loan. , for the entire period of time established and in the terms and amounts agreed.

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Regarding the remuneration of interest to the lender, the taxes that correspond to liquidate it, both in Spain and in Chile, will be the exclusive account of the lender, in accordance with the laws that apply in each country.

SEVENTH. Guarantee. The debtor company guarantees the fulfillment of the main obligation and its interests, apart from its present and future assets, in a specific way with the promotion that is financed, the creditor being able to direct against those assets that implied a greater realization.

EIGHTH. Early amortization. The parties agree to the possibility of making early capital deliveries to the debtor, to the extent of their possibilities, with the consequent regularization of the financial burden that this entails. The early amortization of amounts will not entail any penalty for the debtor.

NINTH. Applicable law and regulations This Contract and its execution will be governed by the stipulations agreed by the Parties and, failing that, by Spanish legislation and, more specifically, by the applicable and current legislation on the matter included in the Civil Code, in the Commercial Code, as provided in the LOPDGDD and the GDPR and other special regulations that may apply.

TENTH.- Jurisdiction The Parties, expressly waiving any other jurisdiction that may correspond to them, submit to the jurisdiction of the Courts and Tribunals of the city of VALENCIA for the resolution of any controversy that may arise in the interpretation, execution or fulfillment of the this Agreement.

ELEVENTH. Submission to the public At any time, the party that considers it appropriate may submit this document to the public through a Notary.

TWELFTH Data protection. The lender and the borrower inform the borrower, mutually confirm that the personal data exchanged within the framework of the contractual relationship will be included in the internal records of processing activities of which each of them is the owner, the purpose of these treatments being support in the development of tasks in the field of service provision/execution of the contract. Said data will not be transferred to third parties, nor transferred internationally.

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Additionally, both parties undertake to guarantee compliance with the regulations applicable to the protection of personal data, specifically Organic Law 3/2018, of December 5, on the Protection of Personal Data and guarantee of digital rights, as well as Regulation (EU) 2016/679 of the European Parliament and of the Council, of April 27, 2016, regarding the protection of natural persons with regard to the processing of personal data and the free circulation of these data and therefore which repeals Directive 95/46/EC (General Data Protection Regulation)

The data provided will be kept as long as the contractual relationship is maintained and/or during the years necessary to comply with legal obligations.

Likewise, to exercise the rights of access, rectification, deletion, limitation or opposition to any treatment or use, any of the parties must contact by formal communication to the addresses included at the beginning of this contract.

Conforming to the content of this document, the appearing parties sign the same in duplicate in the city and on the date indicated at the beginning.

The :Lender	The Borrower

Fdo: Luis Arrechea Miquelarena, en representación de PREFABRICADOS TAMBILLOS SpA	Fdo: Jesús Martí, en representación de CYMPRO RESIDENCIAL, S.L.

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CUADRO DE AMORTIZACION DEL PRESTAMO
prestamista

DATOS OPERACIÓN
Valor		1.600.000,00	años		10
Entregas		0,00	m (períodos anuales)		4
A Financiar		1.600.000,00	i4 - interes período		0,124%
interes anual		1,50%	Cuota del período		41.026,23

Nº	vencim.	Cuota	Amortiz.	Intereses	Cap.pend.
1	31/03/2024	41.026,23	39.039,85	1.986,38	1.560.960,15
2	30/06/2024	41.026,23	39.088,32	1.937,91	1.521.871,83
3	30/09/2024	41.026,23	39.136,84	1.889,39	1.482.734,99
4	31/12/2024	41.026,23	39.185,43	1.840,80	1.443.549,56
5	31/03/2025	41.026,23	39.234,08	1.792,15	1.404.315,48
6	30/06/2025	41.026,23	39.282,79	1.743,44	1.365.032,69
7	30/09/2025	41.026,23	39.331,56	1.694,67	1.325.701,13
8	31/12/2025	41.026,23	39.380,39	1.645,84	1.286.320,74
9	31/03/2026	41.026,23	39.429,28	1.596,95	1.246.891,46
10	30/06/2026	41.026,23	39.478,23	1.548,00	1.207.413,23
11	30/09/2026	41.026,23	39.527,24	1.498,99	1.167.885,99
12	31/12/2026	41.026,23	39.576,31	1.449,92	1.128.309,68
13	31/03/2027	41.026,23	39.625,45	1.400,78	1.088.684,23
14	30/06/2027	41.026,23	39.674,64	1.351,59	1.049.009,59
15	30/09/2027	41.026,23	39.723,90	1.302,33	1.009.285,69
16	31/12/2027	41.026,23	39.773,21	1.253,02	969.512,48
17	31/03/2028	41.026,23	39.822,59	1.203,64	929.689,89
18	30/06/2028	41.026,23	39.872,03	1.154,20	889.817,86
19	30/09/2028	41.026,23	39.921,53	1.104,70	849.896,33
20	31/12/2028	41.026,23	39.971,09	1.055,14	809.925,23
21	31/03/2029	41.026,23	40.020,72	1.005,51	769.904,52
22	30/06/2029	41.026,23	40.070,40	955,83	729.834,11
23	30/09/2029	41.026,23	40.120,15	906,08	689.713,96
24	31/12/2029	41.026,23	40.169,96	856,27	649.544,00
25	31/03/2030	41.026,23	40.219,83	806,40	609.324,18
26	30/06/2030	41.026,23	40.269,76	756,47	569.054,42
27	30/09/2030	41.026,23	40.319,76	706,47	528.734,66
28	31/12/2030	41.026,23	40.369,81	656,42	488.364,85
29	31/03/2031	41.026,23	40.419,93	606,30	447.944,92
30	30/06/2031	41.026,23	40.470,11	556,12	407.474,81
31	30/09/2031	41.026,23	40.520,35	505,87	366.954,45
32	31/12/2031	41.026,23	40.570,66	455,57	326.383,79
33	31/03/2032	41.026,23	40.621,03	405,20	285.762,76
34	30/06/2032	41.026,23	40.671,46	354,77	245.091,30
35	30/09/2032	41.026,23	40.721,95	304,28	204.369,35
36	31/12/2032	41.026,23	40.772,51	253,72	163.596,84
37	31/03/2033	41.026,23	40.823,13	203,10	122.773,72
38	30/06/2033	41.026,23	40.873,81	152,42	81.899,91
39	30/09/2033	41.026,23	40.924,55	101,68	40.975,36
40	31/12/2033	41.026,23	40.975,36	50,87	0,00

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CUADRO DE AMORTIZACION DEL PRESTAMO
prestamista

DATOS OPERACIÓN
Valor	1.600.000,00	años		10
Entregas	0,00	m (períodos anuales)		4
A Financiar	1.600.000,00	i4 - interes período		0,124%
interes anual	1,50%	Cuota del período		41.026,23

Sumas …	1.641.049,18	1.600.000,00	41.049,18	31.464.510,15

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